Exhibit 99.1

Quiksilver, Inc. and subsidiaries

Summary of Restated Fiscal Year 2014 Financial Results

Preliminary and unaudited, continuing operations

in $USD millions

The following tables provide updated financial information for each quarter of fiscal 2014 to present adjustments to previously reported information as a result of correcting the identified revenue cutoff errors disclosed in Quiksilver’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 17, 2015, as well as for the correction of the impairment charge related to the sale of Quiksilver’s equity stake in Surfdome Shop, Ltd., originally recorded in the fourth quarter of fiscal year 2014. All amounts below are presented based on Quiksilver’s current reporting for continuing operations and discontinued operations.

For the period ended:	January 31, 2014		April 30, 2014		July 31, 2014		October 31, 2014
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated

Selected balance sheet data:
Trade accounts receivable	338.7	331.1	351.6	343.8	317.6	308.1	319.8	311.0
Inventories	360.2	365.1	304.6	309.6	331.0	337.2	278.8	284.5
Assets held for sale, net of current portion	no change		no change		no change		3.0	5.4
Income taxes receivable/payable	no change		no change		1.5	1.6	1.2	1.1
Current portion of assets held for sale (liabilities)	no change		no change		no change		12.6	13.3
Accumulated deficit	(260.5)	(263.2)	(313.5)	(316.3)	(533.7)	(537.0)	(585.3)	(587.4)

Americas: Identifiable assets	581.4	578.7	544.3	541.5	522.3	519.0	467.9	464.8
EMEA: Identifiable assets	no change		no change		no change		510.9	513.3

Selected quarterly income statement data:
Revenues, net	392.6	394.9	397.1	396.9	380.0	378.2	400.7	401.4
Gross margin	199.8	200.6	194.4	194.3	181.7	181.1	187.0	187.2
Operating loss	(4.8)	(4.0)	(18.2)	(18.3)	(202.1)	(202.7)	(28.4)	(28.2)
Loss from continuing operations	(22.7)	(21.9)	(37.8)	(37.9)	(217.8)	(218.4)	(49.5)	(49.3)
Loss from discontinued operations	no change		no change		no change		(2.6)	(0.8)
Net income/(loss) attributable to Quiksilver, Inc.	15.4	16.2	(53.1)	(53.2)	(220.1)	(220.7)	(51.6)	(50.5)
Net income/(loss) per share attributable to Quiksilver, Inc.	$0.09	$0.10	$(0.31)	$(0.31)	$(1.29)	$(1.29)	$(0.30)	$(0.30)

Americas segment net revenue	173.2	175.5	186.4	186.2	191.4	189.6	172.5	173.2
Wholesale channel net revenue	236.4	238.7	286.4	286.2	235.2	233.4	279.9	280.6
Quiksilver brand net revenue	163.1	163.9	166.7	166.6	142.0	141.4	156.1	156.3
Roxy brand net revenue	117.3	118.1	120.2	120.1	118.5	117.9	124.2	124.4
DC brand net revenue	102.2	103.0	103.0	102.9	108.8	108.2	112.5	112.7
Apparel net revenue	304.9	306.4	282.7	282.6	269.1	267.9	316.9	317.4
Footwear net revenue	87.7	88.5	114.5	114.4	110.9	110.3	83.7	83.9